Exhibit 99.1

February 5, 2018
Re: Tender offer by a third party for KBS Real Estate Investment Trust II, Inc. shares
Dear KBS REIT II Stockholder:
You may soon receive correspondence from MacKenzie Realty Capital, Inc. (the “Bidder”) relating to a tender offer to purchase your shares of KBS Real Estate Investment Trust II, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $3.51 per share. We believe the Bidder’s offer price is substantially below the value of your shares and recommend against selling shares at that price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

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On December 8, 2017, our board of directors approved an estimated value per share (the “EVPS”) of the REIT’s common stock of $4.89, based on the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2017. We note that the EVPS did not take into account estimated disposition costs and fees for our real estate properties that were not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the REIT’s debt obligations or the impact of restrictions on the assumption of debt. The REIT has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 1.7% to 4.4% of the gross sales price less concessions and credits, with the weighted average being approximately 2.3%. If this range of disposition costs and fees were applied to the estimated value of the REIT’s real estate properties, which does not include these costs and fees in the appraised values, the resulting impact on the EVPS would be a decrease of $0.12 to $0.31 per share. For a full description of the methodologies and assumptions used in the REIT’s valuation, see the REIT’s Current Report on Form 8-K filed with SEC on December 11, 2017.

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We have disclosed that on January 27, 2016, the board of directors formed a special committee (the “Special Committee”) composed of all of the REIT’s independent directors to explore the availability of strategic alternatives involving the REIT. As part of the process of exploring strategic alternatives, on February 23, 2016, the Special Committee engaged Evercore Group L.L.C. (“Evercore”) to act as the REIT’s financial advisor and to assist the REIT and the Special Committee with this process. Under the terms of the engagement, Evercore provides various financial advisory services, as requested by the Special Committee as customary for an engagement in connection with exploring strategic alternatives. Although the Special Committee engaged Evercore to assist the REIT and the Special Committee with the exploration of strategic alternatives for the REIT, the REIT is not obligated to enter into any particular transaction or any transaction at all.

The Special Committee determined that it would be in the REIT’s best interest and the best interest of the REIT’s stockholders to market some the REIT’s assets for sale while it continues to explore strategic alternatives for the REIT. Based on the results of this sales effort, the board of directors may conclude that it would be in the REIT’s best interest and the best interest of the REIT’s stockholders to sell additional assets and, depending on the scope of the proposed asset sales, thereafter to adopt a plan of liquidation that would involve the sale of the REIT’s remaining assets. In the event of such a determination, the proposed plan of liquidation would be presented to the REIT’s stockholders for approval. The board of directors anticipates reaching a decision regarding strategic alternatives during 2018. Although the REIT is exploring strategic alternatives and is marketing some of its assets for sale, there is no assurance that this process will result in stockholder liquidity, or provide a return to stockholders that equals or exceeds the EVPS.

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The REIT’s focus in 2018 is to: continue to strategically sell assets and consider special distributions to its stockholders; negotiate lease renewals or new leases that facilitate the sales process and enhance property stability for prospective buyers; complete capital projects, such as renovations or amenity enhancements, to attract quality buyers; and finalize the strategic alternatives assessment and decide on a course of action.

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We believe that the Bidder’s offer is meant to take advantage of the illiquidity of the REIT’s shares by buying your shares at a price significantly below their fair value in order to make a significant profit.

Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, KBS Capital Advisors LLC (the “Advisor”), or KBS Capital Markets Group LLC. Also, please note that the Bidder does not have a copy of our stockholder list. The Bidder’s mailing will be conducted by a third party, which has agreed to keep the list of our stockholders confidential.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the costs of additional mailings, we may post any updates or changes to our response to this mini-tender offer and/or our response to future mini-tender offers at www.kbsreitii.com. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at 1-866-527-4264.
We thank you for your investment in the REIT.
Sincerely,

Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director
Cautionary Note Regarding Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the REIT’s appraised real estate properties related to the calculation of the EVPS assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the appraised real estate properties, with respect to the entity that appraised the REIT’s real estate properties, and the valuation estimates used in calculating the EVPS, with respect to the REIT and the Advisor, are the respective party’s best estimates as of September 30, 2017 or December 8, 2017, as applicable, the REIT can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the REIT’s appraised real estate properties and the EVPS. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the EVPS.
Although the Special Committee engaged Evercore to assist the REIT and the Special Committee with the exploration of strategic alternatives for the REIT, the REIT is not obligated to enter into any particular transaction or any transaction at all. Further, although the REIT is exploring strategic alternatives, there is no assurance that the process will result in stockholder liquidity, or provide a return to stockholders that equals or exceeds the EVPS. The REIT can give no assurance that it will be able to successfully carry out any or all of its stated areas of focus in 2018.
The forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; the borrower under the REIT’s loan investment continuing to make required payments under the loan documents; and other risks identified in Part I, Item 1A of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with SEC on March 13, 2017.